Exhibit 23.2

                            Somekh Chaikin                           Telephone  972 4  861  4800
                                                18 Haneviim Street                          Fax               972  4  861  4844
                                            PO Box 4484, Haifa 33104                       Internet       www.kpmg.co.il
                                                Isarel

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Camtek Ltd.

We consent to the use of our report dated June 30, 2008, with respect to the consolidated balance sheets of Camtek Ltd. and Subsidiaries (“the Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the two years in the two-year period ended December 31, 2007 incorporated herein by reference.

Our report with respect to the consolidated financial statements refers to the adoption by the Company, effective January 1, 2006, of Financial Accounting Standards Board Statement No. 123R “Share-Based Payment”.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International

December 15, 2008